Exhibit 99.1

PACIFIC GREEN TECHNOLOGIES INC.

APPONTMENT OF NON-EXECUTIVE DIRECTOR

18 December 2012

Pacific Green Technologies Inc. is pleased to announce the appointment of Dr Neil Carmichael as a non-executive director of the company with immediate effect.

Dr Carmichael has over 25 years experience in the oil & gas industry and is appointed to assist the company’s entry into the marine diesel market for emission control systems ahead of the new worldwide marine emissions standards due to be enacted in 2015.

For a number of years Dr Carmichael worked for Shell Exploration & Production on prospects in the North Sea, Nigeria, Bangladesh, UAE, Thailand, Iran and Russia.  More latterly, Dr Carmichael was based in Central Asia as the General Manager for Shell's business development portfolio in the emerging markets of that region and was also Shell’s country chairman for Azerbaijan and Turkmenistan.

Since leaving Shell in 2010, Dr Carmichael has become a director of Siren E&P, a Jersey-UK based investment fund; of Zemlex Ltd, an exploration company based in the UK; and also of the Fair Trade Software Foundation, a Netherlands based charity.

Dr. Carmichael holds a Ph.D. in Mathematics (1982, University of Warwick) and a B.Sc. Mathematics (1975, University of Edinburgh).